Exhibit 99

FRONTIER FINANCIAL CORPORATION	Contact:
332 SW Everett Mall Way Everett, WA 98204	Robert J. Dickson President & CEO (425) 514-0700

NEWS RELEASE

For Release October 18, 2001, 10:00 A.M. PDT

FRONTIER FINANCIAL CORPORATION BOARD
APPROVES FURTHER STOCK REPURCHASE ACTIVITIES

     EVERETT, WASHINGTON — October 18, 2001 — The Board of Directors of Frontier Financial Corporation (NASDAQ:FTBK), has announced adoption of a stock repurchase program authorizing Frontier to repurchase up to 5% of its outstanding stock over the next two years. In addition, the remaining number of shares yet to be purchased under the previous program, 126,151 shares, would not be included. Frontier currently has 19,794,852 shares outstanding, and has repurchased 864,100 shares over a two year period.

     Under the repurchase program, which is effective immediately, the Corporation will purchase shares from time to time in the open market, depending on market price and other considerations. Most of the shares will be retired, however, some will be used to meet obligations under the Corporation’s key employee stock option plan, and other purposes permitted by accounting rules.

     Frontier Financial Corporation headquartered in Everett, Washington, is the parent company of Frontier Bank which operates thirty-eight banking offices in Clallam, Jefferson, King, Kitsap, Pierce, Skagit, Snohomish and Whatcom Counties.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may”, “expected”, “anticipate”, “estimate”, “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that Frontier expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Frontier particularly its Form 10-K for the Fiscal Year Ended December 31, 2000, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.